Sun Life Insurance and Annuity Company of New York

Proposed Introduction of Individual Life

Products in New York & Associated Approvals

Mr. DeTora will discuss with the board of directors of Sun Life Insurance and Annuity Company of New York (the "Corporation") a proposal to sell Individual Life Products in New York through the Corporation. He will then ask the board to adopt the following resolutions.

Authorization for Sale of Individual Life Products

WHEREAS, the Board of Directors of Sun Life Insurance and Annuity Company of New York (the "Corporation"), after a full discussion, has determined that it would be in the best interests of the Corporation to authorize the sale of individual life products, including but not limited to whole life, term life, universal life and variable life, ("Individual Life Products") in those jurisdictions where the Corporation is licensed; and

NOW THEREFORE BE IT RESOLVED that, the Board of Directors hereby authorizes the Corporation to offer for sale in the jurisdictions where it is licensed, individual life products, including but not limited to whole life, term life, universal life and variable life, ("Individual Life Products");

FURTHER RESOLVED that, the appropriate officers of the Corporation (each an "Authorized Officer," and collectively the "Authorized Officers") be, and each of them hereby is, authorized, directed and empowered to take all necessary, desirable or appropriate steps to facilitate the Corporation's introduction and sale of Individual Life Products in those jurisdictions where it is licensed, including the making of any and all regulatory filings;

FURTHER RESOLVED that, the Authorized Officers be, and each of them hereby is, authorized, directed and empowered to do or cause to be done all such acts and things and to execute and deliver any and all such documents and papers, and to expend such money as they may determine in their sole discretion to be necessary, desirable or appropriate to effect the purposes of the foregoing resolutions, and any and all actions hereafter taken by said Authorized Officer or Authorized Officers consistent with the terms, provisions and intent of the foregoing resolutions be, and the same are hereby, approved, authorized and confirmed in all respects; and that all actions heretofore taken by the officers of the Company in connection with the subject of the foregoing resolutions be, and they are hereby, approved, ratified and confirmed in all respects.

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Amended and Restated Resolution

Establishing Separate Account for Variable Life Insurance

RESOLVED: That pursuant to the provision of Section 4240 of the New York Code, and any regulations promulgated thereunder by the New York Superintendent of Insurance, the Board of Directors of Sun Life Insurance and Annuity Company of New York (the "Company") does hereby establish a separate account to be known as "Sun Life (NY) Variable Account D" for the purpose of allocating thereto any amounts paid to or held by the Company in connection with the issuance of variable life insurance policies (the "Policies"), including but not limited to, amounts held under optional settlement modes;

FURTHER RESOLVED: That the President, any Senior Vice President, any Vice President and the Treasurer, or any of them, (herein "Officers") be, and they each hereby are, severally authorized and directed, in conjunction with the Company's independent certified public accountants, legal counsel, independent consultants and/or such others as they may deem appropriate, to take such actions as they deem necessary or appropriate to:

    Receive approval of the operation of Sun Life (NY) Variable Account D by the New York Superintendent of Insurance;

    Register Sun Life (NY) Variable Account D as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act");

    Register the Policies and such amounts, which may be indefinite amounts, as the Officers shall from time to time deem appropriate under the Securities Act of 1933, as amended (the "1933 Act");

    Register any investment company(s) in whose securities Sun Life (NY) Variable Account D will invest under the 1940 Act;

    Comply with the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act and all other applicable federal laws and regulations in connection with the offering of the Policies for sale and the operation of Sun Life (NY) Variable Account D, including the submission of requests for "no-action" letters, the filing of any registration statements, amendments to registration statements, notification of registration statements, any undertakings, and any applications for exemptions; and

    Offer and sell the Policies, including making any registrations, filings and qualifications of the Company, its officers, agents and employees, Sun Life (NY) Variable Account D, and of the Policies, under the insurance and securities laws of any state or any other jurisdiction, and in connection therewith to prepare, execute, deliver and file all such applications, reports, covenants, resolutions, applications for exemptions, irrevocable written consents to service of process and other papers and instruments as may be required under such laws, and to take any and all further

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actions, such as appointing appropriate persons as agents as may be required by state insurance and securities laws, which the Officers or legal counsel may deem necessary or appropriate to maintain such registrations, filings, or qualifications for as long as the Officers or legal counsel deem it to be in the best interest of Sun Life (NY) Variable Account D and the Company;

FURTHER RESOLVED: That the Officers be, and they each hereby are, severally authorized and directed to take such actions as they deem necessary or appropriate in accordance with applicable laws and regulations to:

    Divide Sun Life (NY) Variable Account D into one or more divisions or subdivisions,

    Modify, consolidate, or eliminate any such divisions or subdivisions,

    Change the designation of Sun Life (NY) Variable Account D to another designation, and

    Designate any further divisions or subdivisions thereof;

    FURTHER RESOLVED: That Sun Life (NY) Variable Account D shall be divided into divisions and subdivisions so that each division or subdivision may invest in the units or shares of designated investment companies or series and classes thereof ("Permissible Investments") with the net payments received under the Policies as directed by the owners of the Policies;

    FURTHER RESOLVED: That amounts allocated to Sun Life (NY) Variable Account D and any accumulations thereon, or to any division of Sun Life (NY) Variable Account D, may be invested or reinvested in Permissible Investments without regard to any requirements or limitations prescribed by the laws of the State of New York governing the investments of life insurance companies; provided, that except with the approval of the New York Superintendent of Insurance, no reserves for:

    (a) benefits guaranteed as to amount and duration; and

    (b) funds guaranteed as to principal amounts or stated rate of interest shall be maintained in Sun Life (NY) Variable Account D;

    FURTHER RESOLVED: That the Officers be, and they each hereby are, severally authorized and directed to take such actions as they deem necessary or appropriate in accordance with applicable laws and regulations to facilitate the commencement and continued operation of Sun Life (NY) Variable Account D, including but not limited to investing cash in Sun Life (NY) Variable Account D or in any division thereof in compliance with applicable tax laws, and

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    transferring cash or securities from time to time between the general account of the Company and Sun Life (NY) Variable Account D so long as such transfers are consistent with the terms of the Policies;

    FURTHER RESOLVED: That the Officers be, and they each hereby are, severally authorized and directed to execute such agreement or agreements as they deem necessary or appropriate:

      With any investment company registered under the 1940 Act in whose Sun Life (NY) Variable Account D will invest;

      With Clarendon Insurance Agency, Inc. or any other qualified entity, under which Clarendon Insurance Agency, Inc. or such other entity will be appointed principal underwriter and distributor for the Policies; and

      With one or more qualified banks or other qualified entities including the Company or any of its affiliates to provide administrative and/or custodial service in connection with the establishment and maintenance of Sun Life (NY) Variable Account D and the design, issuance and administration of the Policies;

FURTHER RESOLVED: That the income, gains and losses, whether realized or not, from assets allocated to Sun Life (NY) Variable Account D or any division or subdivision thereof, are in accordance with the issuance of any Policy, credited to or charged against Sun Life (NY) Variable Account D or such division or subdivision without regard to other income, gains or losses of the Company, or any other division or subdivision of such Separate Account, and, to the extent permitted by law, are not subject to the general claims of creditors, including under circumstances of insolvency or rehabilitation;

FURTHER RESOLVED: That the President of the Company, any Senior Vice President of the Company, and any Vice President of the Company are duly appointed as agents for service of process under registration statements on applications and are duly authorized to receive communications and notices from the Securities and Exchange Commission with respect thereto and exercise any powers given to such agents by the rules and regulations under the 1933 Act and applicable state law;

FURTHER RESOLVED: That any form of corporate resolution required by any state or other jurisdiction in connection with any filing, registration, or approval as contemplated in these resolutions is hereby adopted and the Officers be, and they each hereby are, severally authorized and directed to certify to the adoption thereof by this Board;

FURTHER RESOLVED: That the Officers be, and they each hereby are, severally authorized and directed to establish such procedures as they deem necessary or appropriate in accordance with applicable laws or regulations for providing to the extent provided by law

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a pass-through of voting rights for owners of the Policies with respect to the shares of an investment company or companies, attributable to them, owned by Sun Life (NY) Variable Account D;

FURTHER RESOLVED: That the following general Standard of Suitability, which expresses the policy of the Company with respect to determining the suitability for applicants be adopted: No recommendations shall be made to a potential applicant to purchase a Policy and no Policy shall be issued in the absence of reasonable grounds to believe that the purchase of same is not unsuitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objective, financial situation and needs, and any other information known to the Company or to the sales representative making the recommendations;

FURTHER RESOLVED: That the following binding Standards of Conduct applicable to the Company, its officers, directors, employees, and affiliates ("Persons") with respect to the purchase and sale of investments of Sun Life (NY) Variable Account D be adopted:

    No Person shall engage in any action or activity which the Person has reason to believe could in any way conflict with Sun Life (NY) Variable Account D's interest;

    No Person, directly or indirectly, shall, in connection with any transaction, (1) employ any device, scheme or artifice to defraud Sun Life (NY) Variable Account D, (2) make to Sun Life (NY) Variable Account D any untrue statement of a material fact or omit to state to Sun Life (NY) Variable Account D a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (3) engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Sun Life (NY) Variable Account D, or (4) engage in any manipulative practice with respect to Sun Life (NY) Variable Account D;

    No Person shall accept, directly or indirectly, any gift, favor, service, or anything of value from any broker, dealer or other person which could be construed as being compensation for causing Sun Life (NY) Variable Account D to engage in any transaction with such broker, dealer or other person; and

    Each Person shall keep confidential all information regarding past or future transactions, investment programs and studies of Sun Life (NY) Variable Account D, except as may be required by applicable law or as approved by the Board of Directors of the Company;

FURTHER RESOLVED: That the Officers be, and they each hereby are, severally authorized and directed to take such actions as they deem necessary or appropriate, including executing and delivering such agreements and other documents, to carry out and enforce the foregoing resolutions and Standards, and the intent and purposes thereof.

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Authorization to Raise Retention Limits

for Sun Life Insurance and Annuity Company of New York

WHEREAS, for the reasons set forth in the attached memorandum from Michael F. Conwill, Vice President, Product Design and Pricing Management, management recommends that the risk retention limits applicable to Sun Life Insurance and Annuity Company of New York (the "Corporation") be increased to the following amounts:

Maximum Per Life Retention Limit - Life Insurance $1,500,000

Maximum Per Life Retention Limit - Disability Income $9,000/month

NOW THEREFORE BE IT RESOLVED that, for the reasons set forth in Michael F. Conwill's memorandum dated March 31, 2003, attached hereto as Exhibit A, the board of directors hereby approves an increase in the risk retention limit schedule of Sun Life Insurance and Annuity Company of New York to the following:

Maximum Per Life Retention Limit - Life Insurance $1,500,000

Maximum Per Life Retention Limit - Disability Income $9,000/month

Appointment of Illustration Actuary

Pursuant to Section 11NYCRR 53-3.7 of New York Regulation 74, the board must appoint an illustration actuary who shall certify that the disciplined current scale used in illustrations is in conformity with the Actuarial Standard of Practice No. 24 for Compliance with the NAIC Model Regulation on Life Insurance Illustrations promulgated by the Actuarial Standards Board, and that the illustrated scales used in insurer-authorized illustrations meet the requirements of this Subpart. Mr. Prieur will recommend that the board of directors appoint Michael F. Conwill as the Illustration Actuary for the Corporation.

NOW THEREFORE BE IT RESOLVED that, Michael F. Conwill be, and hereby is appointed as the Illustration Actuary for the Corporation, who is to certify that the disciplined current scale used in illustrations is in conformity with the Actuarial Standard of Practice No. 24 for Compliance with the NAIC Model Regulation on Life Insurance Illustrations promulgated by the Actuarial Standards Board, and that the illustrated scales used in insurer-authorized illustrations meet the requirements of the state regulations.

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